Exhibit 99.1

Ecovyst Reports Third Quarter 2023 Results

MALVERN, PA, November 2, 2023 -- Ecovyst Inc. (NYSE: ECVT) (“Ecovyst” or the “Company”), a leading integrated and innovative global provider of specialty catalysts and services, today reported results for the third quarter ended September 30, 2023.

Third Quarter 2023 Results & Highlights
▪Sales of $173.3 million, compared to $232.5 million in the third quarter of 2022, the decrease reflecting the pricing pass-through impact of lower sulfur costs of approximately $39 million, with the remainder associated with the decreased sales volume we anticipated, related to lower end use demand and destocking in nylon intermediates for virgin sulfuric acid and polyethylene for silica catalysts.
▪Net income of $16.6 million, compared to net income of $21.3 million in the year-ago quarter, with a net income margin of 9.6% and with diluted net income per share of $0.14.
▪Adjusted net income of $22.2 million, with Adjusted diluted earnings per share of $0.19.
▪Adjusted EBITDA of $67.9 million, with an Adjusted EBITDA margin of 32.3%.
▪Announced a planned expansion of silica catalyst production capacity in our Kansas City, KS facility, supported by additional long-term customer commitments.
▪Through open market transactions, repurchased 541,494 shares at an average price of $9.85, for total cost of $5.3 million.

Financial results and outlook include non-GAAP financial measures. These non-GAAP measures are more fully described and are reconciled from the respective measures determined under GAAP in “Presentation of Non-GAAP Financial Measures” and the attached appendix.

“Given the challenging and evolving macroeconomic environment, we are pleased with Ecovyst’s results for the third quarter of 2023 as they reflect positive pricing and stable demand fundamentals across the majority of our end uses. In our Ecoservices segment, high refinery utilization during the quarter continued to provide support for regeneration demand. As anticipated, virgin sulfuric acid sales volume was lower compared to third quarter 2022 levels, primarily due to lower end use demand for virgin sulfuric acid into the production of nylon intermediates, while sulfuric acid demand for other end uses remained stable,” said Kurt J. Bitting, Ecovyst’s Chief Executive Officer. “Within our Catalyst Technologies business, we saw stronger sales of hydrocracking catalysts and higher sales of catalysts into renewable fuel applications, while weaker global polyethylene demand and destocking resulted in lower sales of silica catalysts compared to the year-ago quarter,” said Bitting. “As a result, third quarter Adjusted EBITDA was $68 million. Adjusted EBITDA was lower compared to the third quarter of 2022 largely due to lower sales volume for virgin sulfuric acid and polyethylene catalysts, as well as higher manufacturing costs associated with the July maintenance outage that resolved the production restriction at our Dominguez plant. Of note, overall profitability remained favorable, as evidenced by a third quarter Adjusted EBITDA margin of 32.3% that was up 330 basis points compared to the third quarter of 2022.”

Third Quarter 2023 Results
Sales for the quarter ended September 30, 2023 were $173.3 million, compared to $232.5 million in the third quarter of 2022. The change was primarily driven by a $39 million impact associated with the pass-through of lower average sulfur costs compared to the third quarter of 2022. In addition, virgin sulfuric acid sales volume decreased, primarily due to lower end use demand for virgin sulfuric acid used in the production of nylon intermediates, while silica catalyst sales reflected lower end use demand for polyethylene catalysts and the absence of niche-custom catalyst sales, compared to the third quarter of 2022. Within the Zeolyst Joint Venture, sales were higher on increased sales of hydrocracking catalysts and catalysts used in the production of renewable fuels.

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Net income was $16.6 million, compared to net income of $21.3 million in the third quarter of 2022, with a diluted net income per share of $0.14. Adjusted net income was $22.2 million with an Adjusted diluted earnings per share of $0.19. Adjusted EBITDA was $67.9 million, compared to $75.4 million in the third quarter of 2022, with the change reflecting lower sales volume and higher costs associated with increased maintenance and networking costs arising from production downtime in July at our Dominguez site, partially offset by higher pricing.
Review of Segment Results and Business Trends
While third quarter 2023 sales volume for virgin sulfuric acid into the nylon end use and sales of polyethylene catalysts were lower than in the third quarter of 2022, as anticipated, demand for the balance of our product portfolio remained stable. During the quarter, high refinery utilization continued to support demand for regeneration services. Compared to the third quarter of 2022, we also saw stronger demand for hydrocracking catalysts and for catalysts used in renewable fuel production, and we continue to expect strong sales of hydrocracking catalysts to continue in the fourth quarter.
As previously disclosed, late in the second quarter of 2023, we saw evidence of weaker demand fundamentals in nylon and polyethylene end uses, which we believe are primarily driven by cyclical, global demand trends. We believe these weaker demand fundamentals will continue for the balance of 2023. We expect virgin sulfuric sales into nylon applications to continue to be impacted by weaker demand in the fourth quarter of 2023, including from the adverse impact of the UAW strike on vehicle production, in which nylon is used for light weighting materials used in automobiles. We also expect lower sales of polyethylene catalysts to continue in the fourth quarter of 2023, due to the impacts of destocking and lower polyethylene production plant operating rates.
Ecoservices
Our regeneration services support the production of alkylate, a high value gasoline component critical for meeting stringent gasoline standards and for producing premium grade gasoline. More stringent gasoline standards and increasing demand for higher-octane premium fuels used in high compression, more fuel efficient engines resulted in higher utilization for our customers’ alkylation units. High U.S. refinery utilization through the first nine months of 2023 supported our customers’ production of alkylate and translated into strong demand for our regeneration services. We expect refinery utilization to remain high into 2024, with lower utilization in the fourth quarter of 2023 associated with our customers’ planned turnaround activity. Sulfuric acid is a widely used chemical and it plays a key role in producing a wide array of materials, particularly those supporting green infrastructure. We expect our virgin sulfuric acid sales to continue to benefit from mining activity for metals and minerals that provide conductivity in low carbon technologies, as well as from demand in a wide range of industrial applications. Our catalyst activation services provide for ex-situ sulfiding and pre-activation for hydro-processing catalysts, with expected demand growth in both traditional and renewable fuel production. We believe sustainability trends will continue to translate into favorable demand for our treatment services business as customers seek the sustainability-focused waste solutions offered by Ecoservices.
Third quarter sales were $147.6 million, compared to $195.7 million in the third quarter of 2022. The change in sales reflects lower pass-through of sulfur costs of approximately $39 million, as well as lower virgin sulfuric acid sales volume, primarily into the production of nylon intermediates. Adjusted EBITDA was $54.7 million, compared to $64.1 million in the third quarter of 2022. The decrease reflects lower virgin sulfuric acid sales volume and higher costs associated with increased maintenance and higher networking costs arising from production downtime in July at our Dominguez site.
Catalyst Technologies
Our silica catalysts business supplies critical catalyst components for the production of high-density polyethylene, a high-strength and high-stiffness plastic used in bottles, containers, and molded applications and linear low-density polyethylene used predominately for films. While we expect long-term demand for polyethylene films and packaging to remain positive, late in the second quarter we saw evidence of softer global demand and lower operating rates for polyethylene producers, which resulted in lower sales during the third quarter, and which are expected to impact sales for the balance of 2023. Earlier in the quarter we announced a planned expansion of our silica catalyst production capability at our Kansas City, KS, facility to support projected growth in demand for polyethylene production, backed by long-term customer commitments, with an anticipated completion date in late 2025. Through the Zeolyst Joint Venture, we also supply specialty catalysts to customers for use in the production of both traditional and renewable fuels, petrochemicals, and emission control systems for both on-road and non-road diesel engines. While demand for traditional fuels remained positive, demand for renewable fuels also increased.

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Additionally, we supply niche-custom catalysts in the refining and petrochemical industries. We continue to expect growth in demand for catalysts used in these applications.
During the third quarter of 2023, silica catalysts sales were $25.7 million, compared to $36.8 million in the third quarter of 2022, with the change reflecting lower sales of polyethylene catalysts associated with destocking and lower customer operating rates and the absence of event-driven, niche-custom catalyst sales compared to the third quarter of 2022, partially offset by higher average selling prices. The Zeolyst Joint Venture sales were $37.0 million, up 33.1%, compared to $27.8 million in the third quarter of 2022. The increase in sales was due to higher sales of hydrocracking catalysts and higher sales of catalysts used in renewable fuel production. Adjusted EBITDA, which includes the Zeolyst Joint Venture, was $16.4 million, compared to $19.3 million in the third quarter of 2022, with the change reflecting lower sales of silica-based catalysts, partially offset by the impact of higher sales in the Zeolyst Joint Venture and higher pricing.

Cash Flows and Balance Sheet
Cash flows from operating activities was $73.4 million for the nine months ended September 30, 2023, compared to $109.3 million for the nine months ended September 30, 2022. The decrease was primarily driven by the timing of dividends received from the Zeolyst Joint Venture. At September 30, 2023, the Company had cash and cash equivalents of $38.3 million, total gross debt of $879.8 million and availability under the ABL facility of $70.8 million, after giving effect to $4.0 million of outstanding letters of credit and no revolving credit facility borrowings outstanding, for total available liquidity of $109.1 million. The net debt to net income ratio was 13.4x as of September 30, 2023 and the net debt leverage ratio was 3.2x as of September 30, 2023.

Updated 2023 Financial Outlook
“Within Ecoservices, our expectation for regeneration services demand in the fourth quarter remains unchanged; however, similar to past years, we expect lower regeneration volume in the fourth quarter of 2023 as our refining customers conduct their customary, seasonal turnaround activity. We expect virgin sulfuric acid sales into the production of nylon intermediates to reflect incremental pressure, arising from the UAW strike and its impact on vehicle production, where nylon is widely used for light weighting materials used in automobiles. In light of this softer expected demand for virgin sulfuric acid in the fourth quarter, we have elected to accelerate a turnaround originally scheduled for 2024 into 2023. The turnaround is expected to result in higher costs, and we anticipate it will have a modest impact on virgin sulfuric acid production and sales for the balance of 2023. However, we believe the acceleration of this turnaround will position us well to capture volume recovery in 2024,” said Bitting. “For Catalyst Technologies, in the fourth quarter we continue to expect higher sales of hydrocracking catalysts, compared to the fourth quarter of 2022.”

“We see the potential for further macroeconomic deterioration and incremental year-end destocking in the fourth quarter. Given weaker demand for virgin sulfuric acid sales into nylon intermediates in the fourth quarter, lower expected sales for polyethylene catalysts, and the incremental costs to be incurred by the accelerated turnaround in Ecoservices, we now expect full-year 2023 Adjusted EBITDA to be at the low end of our previous guidance range, at approximately $260 million,” added Bitting. “In addition, we are revising our cash generation expectations for the full-year 2023. We now expect to generate $70 million to $80 million of Adjusted Free Cash Flow, with the reduction from prior expectations primarily driven by the timing of dividends from our Zeolyst Joint Venture. The lower expected dividends in 2023 are associated with higher working capital needs within the joint venture at the end of 2023. As we expect strong hydrocracking catalyst sales in the fourth quarter, the revised working capital expectation reflects typical timing of receivable collections as well as inventory build needs in advance of strong expected sales of hydrocracking catalysts in the first quarter of 2024. We anticipate that the working capital increases in the Zeolyst Joint Venture will provide a comparative free cash flow benefit in 2024.”
Based upon business trends and conditions as of today, the Company’s full year 2023 guidance is as follows:

▪Sales of $675 million to $705 million1 (change from $685 million to $715 million)
▪Sales of $150 million to $160 million for proportionate 50% share of Zeolyst Joint Venture, which is excluded from GAAP sales (change from $155 million to $165 million)
▪Adjusted EBITDA2 of approximately $260 million (change from $260 million to $275 million)
▪Adjusted Free Cash Flow2 of $70 million to $80 million (change from $100 million to $115 million)

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▪Capital expenditures of $50 million to $60 million (no change)
▪Interest expense of $45 million to $50 million (no change)
▪Depreciation & amortization (no change)
•Ecovyst - $80 million to $90 million
•Zeolyst J.V. - $14 million to $16 million

1Sales outlook for 2023 assumes lower average sulfur prices, compared to 2022, and lower projected pass-through of sulfur costs of approximately $85 million.

2In reliance upon the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K, the Company is not able to provide a reconciliation of its non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such a reconciliation such as certain non-cash, nonrecurring or other items that are included in net income and EBITDA as well as the related tax impacts of these items and asset dispositions / acquisitions and changes in foreign currency exchange rates that are included in cash flow, due to the uncertainty and variability of the nature and amount of these future charges and costs. Because this information is uncertain, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Stock Repurchase Authorization
In April 2022, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to $450 million of the Company’s outstanding common stock over the next four years. To date, repurchases under the program have been funded using cash on hand and cash generated from operations, with repurchases conducted through negotiated transactions with the Company’s equity sponsors, as well as through open market repurchases. Future repurchases may also be conducted through negotiated transactions with an equity sponsor, open market repurchases or other means, including through Rule 10b-18 trading plans or through the use of other techniques such as accelerated share repurchases.
During the third quarter of 2023, the Company repurchased 541,494 shares of its common stock on the open market at an average price of $9.85 per share, for a total cost of $5.3 million.
For possible future repurchases, the actual timing, number, and nature of shares repurchased will depend on a variety of factors, including stock price, trading volume, and general business and market conditions. The repurchase program does not obligate the Company to acquire any number of shares in any specific period, or at all, and the repurchase program may be amended, suspended or discontinued at any time at the Company’s discretion. As of September 30, 2023, $234.6 million was available for additional share repurchases under the program.

Conference Call and Webcast Details
On Thursday, November 2, 2023, Ecovyst management will review the third quarter results during a conference call and audio-only webcast scheduled for 11:00 a.m. Eastern Time.
Conference Call: Investors may listen to the conference call live via telephone by dialing 1 (800) 267-6316 (domestic) or
1 (203) 518-9848 (international) and use the participant code ECVTQ323.

Webcast: An audio-only live webcast of the conference call and presentation materials can be accessed at https://investor.ecovyst.com. A replay of the conference call/webcast will be made available at https://investor.ecovyst.com/events-presentations.

Investor Contact:
Gene Shiels
(484) 617-1225
gene.shiels@ecovyst.com

Ecovyst Third Quarter 2023 Earnings Release	Page 4

About Ecovyst Inc.
Ecovyst Inc. and subsidiaries is a leading integrated and innovative global provider of specialty catalysts and services. We support customers globally through our strategically located network of manufacturing facilities. We believe that our products, which are predominantly inorganic, and services contribute to improving the sustainability of the environment.
We have two uniquely positioned specialty businesses: Ecoservices provides sulfuric acid recycling to the North American refining industry for the production of alkylate and provides on-purpose virgin sulfuric acid for water treatment, mining, and industrial applications; and Catalyst Technologies provides finished silica catalysts and catalyst supports necessary to produce high strength and high stiffness plastics and, through its Zeolyst Joint Venture, supplies zeolites used for catalysts that help produce renewable fuels, remove nitrogen oxides from diesel engine emissions as well as sulfur from fuels during the refining process. For more information, see our website at https://www.ecovyst.com.

Presentation of Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP financial measures — Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Adjusted free cash flow, Adjusted diluted earnings per share, and net debt leverage ratio (collectively, “Non-GAAP Financial Measures”) — which present results on a basis adjusted for certain items. The Company uses these Non-GAAP Financial Measures for business planning purposes and in measuring its performance relative to that of its competitors. The Company believes that these Non-GAAP Financial Measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the Company believes are not representative of its core business. These Non-GAAP Financial Measures are not intended to replace, and should not be considered superior to, the presentation of the Company’s financial results in accordance with GAAP. The use of the Non-GAAP Financial Measures terms may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. These Non-GAAP Financial Measures are reconciled from the respective measures under GAAP in the appendix below.

Zeolyst Joint Venture
The Company’s zeolite catalysts product group operates through its Zeolyst Joint Venture, which is accounted for as an equity method investment in accordance with GAAP. The presentation of the Zeolyst Joint Venture’s sales represents 50% of the sales of the Zeolyst Joint Venture. The Company does not record sales by the Zeolyst Joint Venture as revenue and such sales are not consolidated within the Company’s results of operations. However, the Company’s Adjusted EBITDA reflects the share of earnings of the Zeolyst Joint Venture that have been recorded as equity in net income from affiliated companies in the Company’s consolidated statements of income for such periods and includes Zeolyst Joint Venture adjustments on a proportionate basis based on the Company’s 50% ownership interest. Accordingly, the Company’s Adjusted EBITDA margins are calculated including 50% of the sales of the Zeolyst Joint Venture for the relevant periods in the denominator.

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Note on Forward-Looking Statements
Some of the information contained in this press release constitutes “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements regarding our future results of operations, financial condition, liquidity, prospects, growth, strategies, capital allocation program (including the stock repurchase program), product and service offerings, expected demand trends and our 2023 financial outlook. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market and regulatory conditions, including the tariffs and trade disputes, currency exchange rates, the effects of inflation and other factors, including those described in the sections titled “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

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ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except share and per share amounts)

	Three months ended September 30,			Nine months ended September 30,
	2023	2022	% Change	2023	2022	% Change

Sales	$173.3	$232.5	(25.5)%	$518.3	$637.4	(18.7)%
Cost of goods sold	120.1	164.8	(27.1)%	367.7	462.2	(20.4)%
Gross profit	53.2	67.7	(21.4)%	150.6	175.3	(14.1)%
Selling, general and administrative expenses	16.9	21.5	(21.4)%	59.5	67.8	(12.2)%
Other operating expense, net	4.3	7.7	(44.2)%	17.2	25.1	(31.5)%
Operating income	32.0	38.5	(16.9)%	73.9	82.4	(10.3)%
Equity in net (income) from affiliated companies	(4.7)	(3.2)	46.9%	(16.3)	(17.4)	(6.3)%
Interest expense, net	11.8	9.5	24.2%	30.8	26.9	14.5%
Other expense, net	0.4	1.9	(78.9)%	0.6	2.5	(76.0)%
Income before income taxes	24.5	30.3	(19.1)%	58.8	70.4	(16.5)%
Provision for income taxes	7.9	9.0	(12.2)%	17.6	22.0	(20.0)%
Effective tax rate	32.3%	29.6%		29.9%	31.2%
Net income	$16.6	$21.3	(22.1)%	$41.2	$48.4	(14.9)%

Earnings per share:
Basic earnings per share	$0.14	$0.16		$0.35	$0.36
Diluted earnings per share	$0.14	$0.16		$0.34	$0.35

Weighted average shares outstanding:
Basic	116,446,085	132,622,105		119,042,161	136,115,598
Diluted	117,374,347	134,096,839		120,417,132	137,666,215

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ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	September 30, 2023	December 31, 2022
ASSETS
Cash and cash equivalents	$38.3	$110.9
Accounts receivable, net	83.8	74.8
Inventories, net	48.3	44.4
Derivative assets	16.4	18.5
Prepaid and other current assets	17.5	19.1
Total current assets	204.3	267.7
Investments in affiliated companies	441.8	436.0
Property, plant and equipment, net	580.8	584.9
Goodwill	403.4	403.2
Other intangible assets, net	119.5	129.9
Right-of-use lease assets	26.4	28.3
Other long-term assets	36.6	34.6
Total assets	$1,812.8	$1,884.6
LIABILITIES
Current maturities of long-term debt	$9.0	$9.0
Accounts payable	32.3	40.0
Operating lease liabilities—current	8.5	8.2
Accrued liabilities	50.6	72.2
Total current liabilities	100.4	129.4
Long-term debt, excluding current portion	860.7	865.9
Deferred income taxes	134.8	136.2
Operating lease liabilities—noncurrent	17.9	20.0
Other long-term liabilities	21.2	25.8
Total liabilities	1,135.0	1,177.3
Commitments and contingencies
EQUITY
Common stock ($0.01 par); authorized shares 450,000,000; issued shares 140,744,045 and 139,571,272 on September 30, 2023 and December 31, 2022, respectively; outstanding shares 116,116,895 and 122,186,238 on September 30, 2023 and December 31, 2022, respectively	1.4	1.4
Preferred stock ($0.01 par); authorized shares 50,000,000; no shares issued or outstanding on September 30, 2023 and December 31, 2022	—	—
Additional paid-in capital	1,099.2	1,091.5
Accumulated deficit	(200.8)	(242.0)
Treasury stock, at cost; shares 24,627,150 and 17,385,034 on September 30, 2023 and December 31, 2022, respectively	(226.7)	(149.6)
Accumulated other comprehensive income	4.7	6.0
Total equity	677.8	707.3
Total liabilities and equity	$1,812.8	$1,884.6

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ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,
	2023	2022
Cash flows from operating activities:	(in millions)
Net income	$41.2	$48.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	51.9	48.3
Amortization	10.5	10.5
Amortization of deferred financing costs and original issue discount	1.5	1.5
Foreign currency exchange loss	—	2.2
Deferred income tax provision	(1.0)	12.5
Net loss on asset disposals	3.3	1.2
Stock compensation	12.5	17.4
Equity in net income from affiliated companies	(16.3)	(17.4)
Dividends received from affiliated companies	10.0	30.0
Other, net	(5.2)	(2.8)
Working capital changes that provided (used) cash:
Receivables	(8.9)	(28.4)
Inventories	(3.9)	3.2
Prepaids and other current assets	0.9	(5.2)
Accounts payable	(3.7)	2.0
Accrued liabilities	(19.4)	(14.1)
Net cash provided by operating activities	73.4	109.3

Cash flows from investing activities:
Purchases of property, plant and equipment	(53.6)	(39.5)
Payments for business divestiture, net of cash	—	(3.7)
Business combinations, net of cash acquired	—	(0.5)
Other, net	—	0.1
Net cash used in investing activities	(53.6)	(43.6)

Cash flows from financing activities:
Draw down of revolving credit facilities	14.5	—
Repayments of revolving credit facilities	(14.5)	—
Repayments of long-term debt	(6.8)	(6.8)
Repurchases of common shares	(78.7)	(73.7)
Tax withholdings on equity award vesting	(3.4)	(0.3)
Repayment of financing obligation	(2.1)	(1.8)
Other, net	0.5	—
Net cash used in financing activities	(90.5)	(82.6)

Effect of exchange rate changes on cash and cash equivalents	(1.9)	(2.6)
Net change in cash and cash equivalents	(72.6)	(19.5)
Cash and cash equivalents at beginning of period	110.9	140.9
Cash and cash equivalents at end of period	$38.3	$121.4

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Appendix Table A-1: Reconciliation of Net Income to Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(in millions)
Reconciliation of net income to Adjusted EBITDA
Net income	$16.6	$21.3	$41.2	$48.4
Provision for income taxes	7.9	9.0	17.6	22.0
Interest expense, net	11.8	9.5	30.8	26.9
Depreciation and amortization	21.3	19.6	62.5	58.8
EBITDA	57.6	59.4	152.1	156.1
Joint venture depreciation, amortization and interest(a)	3.3	3.9	10.1	12.0
Amortization of investment in affiliate step-up(b)	1.6	1.6	4.8	4.8
Net loss on asset disposals(c)	1.0	0.5	3.3	1.2
Foreign currency exchange loss (gain)(d)	0.8	1.0	(0.4)	2.2
LIFO (benefit) expense(e)	—	(0.4)	2.5	—
Transaction and other related costs(f)	0.2	1.8	2.8	6.9
Equity-based compensation	3.5	4.7	12.6	17.4
Restructuring, integration and business optimization expenses(g)	0.3	2.3	2.4	8.0
Other(h)	(0.4)	0.6	(0.1)	(1.0)
Adjusted EBITDA	$67.9	$75.4	$190.1	$207.6

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Descriptions to Ecovyst Non-GAAP Reconciliations
(a)We use Adjusted EBITDA as a performance measure to evaluate our financial results. Because our Catalyst Technologies segment includes our 50% interest in the Zeolyst Joint Venture, we include an adjustment for our 50% proportionate share of depreciation, amortization and interest expense of the Zeolyst Joint Venture.
(b)Represents the amortization of the fair value adjustments associated with the equity affiliate investment in the Zeolyst Joint Venture as a result of the combination of the businesses of PQ Holdings Inc. and Ecoservices Operations LLC in May 2016. We determined the fair value of the equity affiliate investment and the fair value step-up was then attributed to the underlying assets of the Zeolyst Joint Venture. Amortization is primarily related to the fair value adjustments associated with intangible assets, including customer relationships and technical know-how.
(c)When asset disposals occur, we remove the impact of net gain/loss of the disposed asset because such impact primarily reflects the non-cash write-off of long-lived assets no longer in use.
(d)Reflects the exclusion of the foreign currency transaction gains and losses in the statements of income related to the non-permanent intercompany debt denominated in local currency translated to U.S. dollars.
(e)Represents non-cash adjustments to the Company’s LIFO reserves for certain inventories in the U.S. that are valued using the LIFO method, effectively reflecting the results as if these inventories were valued using the FIFO method, which we believe provides a means of comparison to other companies that may not use the same basis of accounting for inventories.
(f)Relates to certain transaction costs, including debt financing, due diligence and other costs related to transactions that are completed, pending or abandoned, that we believe are not representative of our ongoing business operations.
(g)Includes the impact of restructuring, integration and business optimization expenses, which are incremental costs that are not representative of our ongoing business operations.
(h)Other consists of adjustments for items that are not core to our ongoing business operations. These adjustments include environmental remediation and other legal costs, expenses for capital and franchise taxes, and defined benefit pension and postretirement plan (benefits) costs, for which our obligations are under plans that are frozen. Also included in this amount are adjustments to eliminate the benefit realized in cost of goods sold of the allocation of a portion of the contract manufacturing payments under the five-year agreement with the buyer of the Performance Chemicals business to the financing obligation under the failed sale-leaseback. Included in this line-item are rounding discrepancies that may arise from rounding from dollars (in thousands) to dollars (in millions).

Ecovyst Third Quarter 2023 Earnings Release	Page 11

Appendix Table A-2: Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS(1)

	Three months ended September 30,
	2023					2022
	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted
	(in millions, except share and per share amounts)
Net income	$24.5	$7.9	$16.6	$0.14	$0.14	$30.3	$9.0	$21.3	$0.16	$0.16
Amortization of investment in affiliate step-up(b)	1.6	0.5	1.1	0.01	0.01	1.6	0.5	1.1	0.01	0.01
Net loss on asset disposals(c)	1.0	0.3	0.7	0.01	0.01	0.5	0.2	0.3	—	—
Foreign currency exchange loss(d)	0.8	0.2	0.6	0.01	0.01	1.0	0.2	0.8	0.01	0.01
LIFO benefit(e)	—	—	—	—	—	(0.4)	(0.1)	(0.3)	—	—
Transaction and other related costs(f)	0.2	0.1	0.1	—	—	1.8	0.5	1.3	0.01	0.01
Equity-based compensation	3.5	0.3	3.2	0.03	0.03	4.7	0.1	4.6	0.03	0.03
Restructuring, integration and business optimization expenses(g)	0.3	0.1	0.2	—	—	2.3	0.7	1.6	0.01	0.01
Other(h)	(0.4)	(0.1)	(0.3)	(0.01)	(0.01)	0.6	0.2	0.4	—	—
Adjusted Net Income(1)	$31.5	$9.3	$22.2	$0.19	$0.19	$42.4	$11.3	$31.1	$0.23	$0.23

Weighted average shares outstanding				116,446,085	117,374,347				132,622,105	134,096,839

	Nine months ended September 30,
	2023					2022
	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted
	(in millions, except share and per share amounts)
Net income	$58.8	$17.6	$41.2	$0.35	$0.34	$70.4	$22.0	$48.4	$0.36	$0.35
Amortization of investment in affiliate step-up(b)	4.8	1.3	3.5	0.03	0.03	4.8	1.3	3.5	0.03	0.03
Net loss on asset disposals(c)	3.3	0.9	2.4	0.02	0.02	1.2	0.3	0.9	0.01	0.01
Foreign currency exchange (gain) loss(d)	(0.4)	(0.1)	(0.3)	—	—	2.2	0.4	1.8	0.01	0.01
LIFO expense(e)	2.5	0.7	1.8	0.02	0.01	—	—	—	—	—
Transaction and other related costs(f)	2.8	0.8	2.0	0.02	0.02	6.9	1.7	5.2	0.04	0.04
Equity-based compensation	12.6	1.1	11.5	0.10	0.10	17.4	0.6	16.8	0.12	0.12
Restructuring, integration and business optimization expenses(g)	2.4	0.7	1.7	0.01	0.01	8.0	2.2	5.8	0.04	0.04
Other(h)	(0.1)	—	(0.1)	(0.01)	—	(1.0)	(0.2)	(0.8)	(0.01)	(0.01)
Adjusted Net Income(1)	$86.7	$23.0	$63.7	$0.54	$0.53	$109.9	$28.3	$81.6	$0.60	$0.59

Weighted average shares outstanding				119,042,161	120,417,132				136,115,598	137,666,215

Ecovyst Third Quarter 2023 Earnings Release	Page 12

See Appendix Table A-1 for Descriptions to Ecovyst Non-GAAP Reconciliations in the table above.

(1)We define adjusted net income as net income adjusted for non-operating income or expense and the impact of certain non-cash or other items that are included in net income that we do not consider indicative of our ongoing operating performance. Adjusted net income is presented as a key performance indicator as we believe it will enhance a prospective investor’s understanding of our results of operations and financial condition. Adjusted net income may not be comparable with net income or adjusted net income as defined by other companies.
The adjustments to net income are shown net of applicable tax rates of 27.4% and 27.7% for the nine months ended September 30, 2023 and 2022, respectively, except for the foreign currency exchange (gain) loss and equity-based compensation. The tax effect on equity-based compensation is derived by removing the tax effect of any equity-based compensation expense disallowed as a result of its inclusion within IRC Sec. 162(m), and adding the tax effect of equity-based stock compensation shortfall recorded as a discrete item. The tax effect of the foreign currency exchange (gain) loss is derived from tax effecting the actual year to date foreign currency exchange (gain) loss by the respective local country statutory rates which is recorded as a discrete item.

Ecovyst Third Quarter 2023 Earnings Release	Page 13

Appendix Table A-3: Sales and Adjusted EBITDA by Business Segment

	Three months ended September 30,			Nine months ended September 30,
	2023	2022	% Change	2023	2022	% Change

Sales:
Ecoservices	$147.6	$195.7	(24.6)%	$443.4	$542.7	(18.3)%
Silica Catalysts	25.7	36.8	(30.2)%	74.9	94.7	(20.9)%
Total sales	$173.3	$232.5	(25.5)%	$518.3	$637.4	(18.7)%

Zeolyst Joint Venture sales	$37.0	$27.8	33.1%	$103.7	$92.7	11.9%

Adjusted EBITDA:
Ecoservices	$54.7	$64.1	(14.7)%	$151.6	$173.4	(12.6)%
Catalyst Technologies	16.4	19.3	(15.0)%	54.7	57.7	(5.2)%
Unallocated corporate expenses	(3.2)	(8.0)	(60.0)%	(16.2)	(23.5)	(31.1)%
Total Adjusted EBITDA	$67.9	$75.4	(9.9)%	$190.1	$207.6	(8.4)%

Adjusted EBITDA Margin:
Ecoservices	37.1%	32.8%		34.2%	32.0%
Catalyst Technologies(1)	26.2%	29.9%		30.6%	30.8%
Total Adjusted EBITDA Margin(1)	32.3%	29.0%		30.6%	28.4%

(1)Adjusted EBITDA margin calculation includes proportionate 50% share of sales from the Zeolyst Joint Venture.

Ecovyst Third Quarter 2023 Earnings Release	Page 14

Appendix Table A-4: Adjusted Free Cash Flow

	Nine months ended September 30,
	2023	2022

Net cash provided by operating activities	$73.4	$109.3
Less:
Purchases of property, plant and equipment(1)	(53.6)	(39.5)
Free cash flow	$19.8	$69.8

Adjustments to free cash flow:
Cash paid for costs related to segment disposals	—	14.8
Adjusted free cash flow(2)	$19.8	$84.6

Net cash used in investing activities(3)	$(53.6)	$(43.6)
Net cash used in financing activities	$(90.5)	$(82.6)

(1)Excludes the Company’s proportionate 50% share of capital expenditures from the Zeolyst Joint Venture.
(2)We define adjusted free cash flow as net cash provided by operating activities less purchases of property, plant and equipment, adjusted for cash flows that are unusual in nature and/or infrequent in occurrence that neither relate to our core business nor reflect the liquidity of our underlying business. Historically these adjustments include proceeds from the sale of assets, net interest proceeds on swaps designated as net investment hedges, the cash paid for segment disposals and cash paid for debt financing costs included in cash from operating activities. Adjusted free cash flow is a non-GAAP financial measure that we believe will enhance a prospective investor’s understanding of our ability to generate additional cash from operations and is an important financial measure for use in evaluating our financial performance. Our presentation of adjusted free cash flow is not intended to replace, and should not be considered superior to, the presentation of our net cash provided by operating activities determined in accordance with GAAP. Additionally, our definition of adjusted free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view adjusted free cash flow as a measure that provides supplemental information to our consolidated statements of cash flows. You should not consider adjusted free cash flow in isolation or as an alternative to the presentation of our financial results in accordance with GAAP. The presentation of adjusted free cash flow may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
(3)Net cash used in investing activities includes purchases of property, plant and equipment, which is also included in our computation of adjusted free cash flow.

Ecovyst Third Quarter 2023 Earnings Release	Page 15

Appendix Table A-5: Net Debt Leverage Ratio

	September 30, 2023		September 30, 2022
	(in millions, except ratios)
Total debt	$879.8		$888.8
Less:
Cash and cash equivalents	38.3		121.4
Net debt	$841.5		$767.4

Trailing twelve months(1):
Net income	$62.7		$56.2
Adjusted EBITDA(2)	$259.3		$270.7

Net debt to net income ratio	13.4	x	13.7	x
Net debt leverage ratio	3.2	x	2.8	x

(1)Calculated on a continuing operations basis.
(2)Refer to Appendix Table A-1: Reconciliation of Net Income to Adjusted EBITDA for the reconciliation to the most comparable GAAP financial measure.

Ecovyst Third Quarter 2023 Earnings Release	Page 16